SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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AMERICA FIRST APARTMENT INVESTORS, INC.

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Dear Investor:

You are an investor in either America First Apartment Investors, Inc. or in America First Real Estate Investment Partners, L.P. As an investor, in the past two weeks you received your 2003 annual report, a vote card and a document pertaining to a plan of merger for the two entities.

If you have not yet voted on the merger, PLEASE do so. Enclosed for your convenience is a new vote card. If you have already voted, we thank you.

The meeting date for the merger proposal is May 26, just a few days away. Don't delay in casting your ballot, as it costs the investors in both companies unnecessary expenses.

Enclosed is a document containing some questions that you may have about the proposed merger and the answers to those questions that might be helpful to you in making a decision before you vote. We need all investors to cast their ballots so that a majority of shares/units are represented.

Your vote is IMPORTANT, so please take the time to review the enclosed Questions and Answers Pertaining to the Merger and cast your ballot either by filling out the enclosed vote card and mailing it in, or enjoy the convenience of voting by telephone or on the internet following the instructions on the vote card.

Thank you for considering this matter and casting your vote.

John H. Cassidy Lisa Y. Roskens

President, America First Apartment President and CEO, America

Investors, Inc. First Companies, LLC

_______________________________________________________________________

The following are some of the questions you may have regarding the proposal to merge America First Apartment Investors, Inc. and America First Real Estate Investment Partners, L.P. More complete information regarding the merger is contained in the Joint Proxy Statement/Prospectus that has been sent to you. You should read the Joint Proxy Statement/Prospectus carefully before voting on the merger.

Q: What companies are merging?

We are proposing to merge America First Apartment Investors, Inc. (the "REIT") and America First Real Estate Investment Partners, L.P. (the "Partnership"). If the proposed merger is completed, the REIT will be the surviving entity.

The REIT is a real estate investment trust that owns 15 multifamily properties comprised of 3,335 rental units and one commercial property. The REIT also has investments in mortgage-backed securities. Shares of the REIT's common stock trade on the NASDAQ under the symbol "APRO." The REIT and its predecessors have been in operation since 1986, converting to a real estate investment trust as of January 1, 2003.

The Partnership is a limited partnership that was formed in 2001 from the merger of two limited partnerships known as Capital Source L.P. and Capital Source L.P. II-A. The Partnership owns 14 multifamily properties comprised of 2,783 rental units.

Q: What are the terms of the merger?

Unit holders in the Partnership will receive a combination of REIT common stock and cash in exchange for their Units. Each Unit will be exchanged for 0.791 shares of the REIT's common stock plus a cash payment of $0.39. The cash payment is intended to offset some or all of the income tax liability that will be incurred by taxable Unit holders due to the merger.

For REIT shareholders, the amount of shares owned will not change as a result of the merger.

Q: Will the REIT dividends be affected?

The REIT is required to distribute at least 90 percent of its annual income to retain its favorable tax status. Initially, the REIT will pay dividends quarterly at the current rate of $1.00 per share.  For Unit holders in the Partnership, this will result in an increase of $.09 per share per year in dividends received.  For REIT shareholders, the dividend will not change initially. The REIT's board will have the discretion to increase or decrease the dividend, just as it does now.

Q: Why merge the REIT and the Partnership?

The principal reason for combining the two companies is to allow them to continue to grow. Both the Partnership and the REIT have followed a business strategy of increasing their funds from operations and distributions to investors by acquiring additional real estate assets. However, both the REIT and the Partnership are reaching the practical limitations of their ability to continue to grow as separate companies. Both companies are relatively small and this reduces the interest from investment banking firms and the investor community. By merging the Partnership and the REIT, we will create a company that is twice the size of the REIT. This larger company will have greater market visibility and the ability to raise the additional equity capital needed for further growth. In addition to its small size, the Partnership is also effectively precluded from raising additional capital due to difficulties associated with issuing limited partnership interests in the public markets.

Other important reasons for the merger include:

By creating a larger and more diversified portfolio of investment assets, the merger will reduce investment risks;

A larger number of REIT shares trading in the market should create a more liquid market and give shareholders the ability to buy and sell shares with less risk of "moving" the market; By combining two separate public companies we can lower overall operating costs due to elimination of duplicative expenses and other economies of scale; and Merging the Partnership into the REIT will provide Unit holders with simplified income tax reporting.

Q: How has growth helped the REIT and the Partnership in the past?

Both the REIT and the Partnership have been able to increase funds from operations and distributions paid to investors by acquiring additional real estate assets that provide operating cash flow in excess of interest costs on the money borrowed to acquire these assets. In addition, improved financial performance resulted from greater economies of scale as fixed costs were spread over a larger asset base.

Since implementation of the growth strategy in 1996, the REIT and its predecessor have increased annual distributions from $.75 per share to $1.00 per share in 2003. The Partnership initiated its growth plan in 2001 and has increased distributions from $.60 per Unit in 2001 to the currently annualized rate of $.70 per Unit.

The merger of the REIT and the Partnership will allow the REIT to raise new equity capital so it can continue its growth strategy.

Q: Will the REIT continue its current business plan after the merger?

Yes. The REIT will retain its focus on equity investments in multifamily apartment complexes and anticipates that at least 80 percent of equity capital will be invested in multifamily apartment complexes. In order to stabilize its cash flow during downturns in the apartment market, the REIT will also continue to make investments in mortgage-backed securities issued or guaranteed by US government agencies or federally sponsored corporations such as GNMA, FNMA and FHLMC. The REIT may also make mezzanine level investments, such as participating mortgages and preferred equity, in unaffiliated apartment properties. A small percentage of the REIT's assets may consist of investments in the stocks of other real estate companies and other unaffiliated multifamily related investments.

Q: Will the management stay the same after the merger?

Yes, the operations of the REIT will be run by the same team that currently manages both the REIT and the Partnership. This group includes the property evaluation and acquisition team as well as the property management company that runs the day-to-day operations of the apartment properties.

The REIT's board of directors will have oversight over the combined company after the merger. A majority of the REIT's board consists of persons who are independent directors under the rules of the SEC and the Nasdaq Stock Market.

Q: How is the REIT different from the Partnership?

The REIT is organized as a corporation and is taxed as a real estate investment trust. The Partnership is a limited partnership. There are several important differences between these types of companies, including:

The REIT is governed by a board of directors who are elected by its stockholders. The REIT will hold annual stockholder meetings. The Partnership is controlled by its general partner which is not elected by Unit holders. The Partnership does not hold annual meetings.

The Partnership does not pay tax, but passes all income and loss on to Unit holders. This income and loss is recognized by Unit holders and could be more or less than the amount of distributions paid to them. In general, stockholders of the REIT pay income tax only on an amount equal to or less than the dividends paid to them by the REIT. By distributing income to shareholders, and meeting the other requirements of a real estate investment trust, the REIT avoids taxation of its income at the corporate level. Tax reporting for the REIT is done via a Form 1099-DIV. The Partnership reports tax information on the more complex Form K-1. If the merger is completed, there will be no more K-1s after the 2004 tax year.

Q: What are the tax consequences of the merger?

There are no tax consequences for current REIT shareholders. Unit holders (other than retirement plans and other tax-exempt investors) may incur a gain or loss for tax purposes based on the difference between the value of the REIT shares and cash they receive in the merger and their tax basis in their Units. The difference will be taxed as a long or short-term capital gain or loss, depending on how long the Units have been held. As noted above, a cash payment is being made to Unit holders to cover some or all of their tax liability. We recommend that Unit holders consult their own tax advisor as to the tax consequences of the merger.

Q: What are the risks of the merger?

There are potential risks associated with the merger. You should carefully review the discussion of risk factors in the Joint Proxy Statement/Prospectus.

Q: What has management recommended?

Both the General Partner of the Partnership and the Board of Directors of the REIT recommends that you vote "FOR" the merger. These recommendations are based on reviews of the terms of the merger made by special committees consisting of independent directors of the General Partner and the REIT.

The General Partner's independent special committee received an opinion from Houlihan, Lokey, Howard & Zukin that the terms of the merger are fair, from a financial point of view, to the Unit holders.

The REIT's independent special committee received an opinion from Freidman, Billings, Ramsey & Co., Inc. that the terms of the merger are fair, from a financial point of view, to the stockholders of the REIT.

Q: How do I vote?

Both the Partnership and the REIT will be holding special meetings to vote on the merger on May 26, 2004. Information about the time and place of these special meetings is included in the Joint Proxy Statement/Prospectus.

You may vote in the method most convenient for you. You can do this by completing and returning a proxy card or you can vote by telephone or the internet. Please follow the instructions found on the voting card.

Q: What do I do if I have questions?

You should refer to the Joint Proxy Statement/Prospectus for complete information about the merger. If you have further questions, you can call Mr. Maurice Cox of America First Companies at (800) 283-2357.